Exhibit 10.18
PERFORMANCE SHARE AGREEMENT

This Performance Share Agreement (the “Agreement”) is entered into as of November 17, 2010, by and between Valero Energy Corporation, a Delaware corporation (“Valero”), and [_________], a participant (the “Participant”) in Valero's 2005 Omnibus Stock Incentive Plan (as may be amended, the “Plan”), pursuant to and subject to the provisions of the Plan.

1.    Grant of Performance Shares. Valero hereby grants to Participant [_______] Performance Shares pursuant to Section 6.7 of the Plan. The Performance Shares represent rights to receive shares of Common Stock of Valero, subject to the terms and conditions of this Agreement and the Plan.

2.    Vesting and Delivery of Shares.
A.    Vesting. The Performance Shares granted hereunder shall vest over a period of three years in equal, one-third increments with the first increment vesting on the date of the regularly scheduled meeting of the Board's Compensation Committee in January 2012, and the second and third increments vesting on the Committee's meeting dates in January 2013 and January 2014, respectively (each of these three vesting dates is referred to as a “Normal Vesting Date”); any award(s) of shares of Common Stock resulting in connection with such vesting shall be subject to verification of attainment of the Performance Objectives described in Section 4 (below) by the Compensation Committee. If the Committee is unable to meet in January of a given year, then the Normal Vesting Date for that year will be the date not later than March 31 of that year as selected by the Compensation Committee.
B.    Rights. Until shares of Common Stock are actually issued to Participant (or his or her estate) in settlement of the Performance Shares, neither Participant nor any person claiming by, through or under Participant shall have any rights as a stockholder of Valero (including, without limitation, voting rights or any right to receive dividends or other distributions) with respect to such shares.
C.    Distribution. Any shares of Common Stock to be distributed under the terms of this Agreement shall be distributed as soon as administratively practicable after Performance Objectives described in Section 4 below have been verified by the Compensation Committee, but not later than two-and-one-half months following the end of the year in which such verification occurred.

3.    Performance Period. Except as provided below with respect to a Change of Control (as defined in the Plan), the “Performance Period” for any Performance Shares eligible to vest on any given Normal Vesting Date shall be as follows:
A.    First Segment. The Performance Period for the first one-third vesting of Performance Shares (those vesting on the Normal Vesting Date in January 2012) shall be the calendar year ending on December 31, 2011.
B.    Second Segment. The Performance Period for the second one-third vesting of Performance Shares (those vesting on the Normal Vesting Date in January 2013) shall be the two calendar years ending December 31, 2012.

C.    Third Segment. The Performance Period for the final one-third vesting of Performance Shares (those vesting on the Normal Vesting Date in January 2014) shall be the three calendar years ending December 31, 2013.
D.    Carried-Forward Shares. For any Performance Shares carried forward under the provisions of Section 4.D. below, the Performance Periods to be used to determine whether such carried forward Performance Shares may be awarded as shares of Common Stock (the “Carry Forward Performance Period”) shall be as follows: For any “First Segment” carried-forward Performance Shares, the Carry Forward Performance Period shall be the same Performance Period as applicable to the “Second Segment” Performance Shares. For any “Second Segment” carried-forward Performance Shares, the Carry Forward Performance Period shall be the same Performance Period as applicable to the “Third Segment” Performance Shares. For any “Third Segment” carried-forward Carry Forward Performance Shares, the Performance Period shall be the three calendar years ending on December 31, 2014.

4.    Performance Objectives.
A.    Total Shareholder Return. Total Shareholder Return (“TSR”) will be compiled for a peer group of companies (the “Target Group”) for the Performance Period immediately preceding each Normal Vesting Date. TSR for each such company is measured by dividing (A) the sum of (i) the dividends on the common stock of such company during the Performance Period, assuming dividend reinvestment, and (ii) the difference between the average closing price of a share of such company's common stock for the 30 days of December 2 to December 31 at the end of the Performance Period and the average closing price of such shares for the 30 days of December 2 to December 31 immediately prior to the beginning of the Performance Period (appropriately adjusted for any stock dividend, stock split, spin-off, merger or other similar corporate events), by (B) the average closing price of a share of such company's common stock for the 30 days of December 2 to December 31 immediately prior to the beginning of the Performance Period.
B.    Target Group. The applicable Target Group shall be selected by the Compensation Committee, acting in its sole discretion, each year not later than 90 days after the commencement of the calendar year preceding each Normal Vesting Date. The same Target Group shall be used to measure TSR with regard to all Performance Shares vesting under all Performance Award Agreements of Valero having a similar Normal Vesting Date., The decision of the Compensation Committee as to the composition of such Target Group shall be final.
C.    Performance Ranking and Award of Common Shares. For each Performance Period, the TSR for Valero and each company in the Target Group shall be arranged by rank from best performer to worst performer according to the TSR achieved by each company. Shares of Common Stock will be awarded to Participant in accordance with Valero's percentile ranking within the Target Group. The number of shares of Common Stock, if any, that Participant will be entitled to receive in settlement of the vested Performance Shares will be determined on each Normal Vesting Date and, subject to the provisions of the Plan and this Agreement, on such Normal Vesting Date, the following percentage of the vested Performance Shares will be awarded as shares of Common Stock to the Participant when Valero's TSR during the Performance Period falls within the following percentiles (“Percentiles”), with awards of Common Stock to be interpolated between the

“25th Percentile” and “50th Percentile” and between the “50th Percentile” and “75th Percentile”:

Valero Performance	Percent of vested Performance Shares to be awarded as Shares of Common Stock
75th Percentile or Higher	200%
50th Percentile (to 74.99%)	100% (to 199%)
25th Percentile (to 49.99%)	50% (to 99%)
Below 25th Percentile	0%

D.    Potential for Carry-Forward. Any Performance Shares not awarded as shares of Common Stock on a Normal Vesting Date as a result of Valero ranking in the “25th Percentile” or “Below 25th Percentile” will carry forward for one more Performance Period. Up to (but not more than) 100% of the Performance Shares carried forward may be awarded as shares of Common Stock based on Valero's TSR during the next Performance Period (as prescribed in Section 3.D. above), provided, that if any Performance Shares are carried forward due to a ranking in the “25th Percentile,” no shares of Common Stock shall be awarded with respect to such carried-forward Performance Shares unless Valero's TSR in the subsequent period is in the “50th Percentile” or “75th Percentile or Higher.”

5.    Termination of Employment.
A.    Voluntary Termination and Termination for “Cause”. Except for a Change of Control (described below), if Participant's employment is voluntarily terminated by the Participant (other than through retirement, death or disability), or is terminated by Valero for “cause” (as defined pursuant to the Plan), then (a) those Performance Shares that have not vested or been forfeited, and for which a Normal Vesting Date occurs on or before the 30th day following the date of such termination, shall be awarded as shares of Common Stock on such Normal Vesting Date subject to the attainment of the performance objectives in accordance with Section 4 hereof, and (b) any such Performance Shares for which a Normal Vesting Date does not occur within such 30-day period, or that are not otherwise awarded as shares of Common Stock on a Normal Vesting Date as a result of the application of Section 4, shall thereupon be forfeited.
B.    Retirement, Death, Disability, and Involuntary Termination Other Than for “Cause”. Except for a Change of Control, if a Participant's employment is terminated through retirement, death, or disability, or by Valero other than for cause (as determined pursuant to the Plan), then (a) those Performance Shares that have not theretofore vested or been forfeited, and for which a Normal Vesting Date occurs on or before the 90th day following the date of such termination, shall be subject to vesting on such Normal Vesting Date in accordance with Section 4 hereof, and (b) any such Performance Shares for which such a Normal Vesting Date does not occur within such 90-day period, or which otherwise do not vest on a Normal Vesting Date as a result of application of Section 4, shall thereupon be forfeited.

6.    Change of Control. If a Change of Control occurs with respect to Valero, then each Performance Period with respect to any Performance Shares that have not vested or been forfeited shall be terminated effective as of the date of such Change of Control (a “Change of Control Vesting

Date”); the TSR for Valero and for each company in the Target Group shall be determined for each such shortened Performance Period and the percentage of Performance Shares to be received by the Participant for each such Performance Period shall be determined in accordance with Section 4 and shall be distributed as soon as administratively practicable thereafter. For purposes of determining the number of Performance Shares to be received as of any Change of Control Vesting Date, the Target Group as most recently determined by the Compensation Committee prior to the date of the Change of Control shall be used.

7.    Plan Incorporated by Reference. The Plan is incorporated into this Agreement by this reference and is made a part hereof for all purposes. Capitalized terms not otherwise defined in this Agreement shall have the meaning specified in the Plan.

8.    No Assignment. This Agreement and the Participant's interest in the Performance Shares granted by this Agreement are of a personal nature, and, except as expressly permitted under the Plan, Participant's rights with respect thereto may not be sold, mortgaged, pledged, assigned, transferred, conveyed or disposed of in any manner by Participant, except by an executor or beneficiary pursuant to a will or pursuant to the laws of descent and distribution. Any such attempted sale, mortgage, pledge, assignment, transfer, conveyance or disposition shall be void, and Valero shall not be bound thereby.

9.    Successors. This Agreement shall be binding upon any successors of Valero and upon the beneficiaries, legatees, heirs, administrators, executors, legal representatives, successors and permitted assigns of Participant.

10.    Code Section 409A. This Agreement is intended to comply, and shall be administered consistently in all respects, with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and additional guidance promulgated thereunder to the extent applicable. Accordingly, Valero shall have the authority to take any action, or refrain from taking any action, with respect to this Agreement that is reasonably necessary to ensure compliance with Code Section 409A (provided that Valero shall choose the action that best preserves the value of payments and benefits provided to Participant under this Agreement that is consistent with Code Section 409A), and the parties agree that this Agreement shall be interpreted in a manner that is consistent with Code Section 409A. In furtherance, but not in limitation of the foregoing:
(a)    in no event may Participant designate, directly or indirectly, the calendar year of any payment to be made hereunder;
(b)    to the extent the Participant is a “specified employee” within the meaning of Code Section 409A, payments, if any, that constitute a “deferral of compensation” under Code Section 409A and that would otherwise become due during the first six months following Participant's termination of employment shall be delayed and all such delayed payments shall be paid in full in the seventh month after such termination date, provided that the above delay shall not apply to any payment that is excepted from coverage by Code Section 409A, such as a payment covered by the short-term deferral exception described in Treasury Regulations Section 1.409A-1(b)(4);

(c)    notwithstanding any other provision of this Agreement, a termination, resignation or retirement of Participant's employment hereunder shall mean and be interpreted consistent with a “separation from service” within the meaning of Code Section 409A.

Executed effective as of the date first written above.

VALERO ENERGY CORPORATION

By:

R. Michael Crownover, Senior Vice President

____

WILLIAM R. KLESSE, Participant